UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No.  1)*

Mattersight Corportion

(Name of Issuer)

Common Stock

(Title of Class of Securities)

577097108

(CUSIP Number)

Robert Yin

Sutter Hill Ventures, 755 Page Mill Rd., Suite #A-200, Palo Alto, CA  94304  650-493-5600

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 30, 2011

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 577097108

1.	Names of Reporting Persons Sutter Hill Ventures, A California Limited Partnership 77-0287059

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,725,773*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,725,773*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,725,773

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 16.6%

14.	Type of Reporting Person (See Instructions) PN

* See Note 2 on Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL  60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 2.

(c)  The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Tench Coxe, Managing Director of the General Partner
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons Sutter Hill Entrepreneurs Fund (AI), L.P. 94-3338942

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 14,707*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 14,707*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,707

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.1%

14.	Type of Reporting Person (See Instructions) PN

* See Note 3 on Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL  60606.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 3.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Tench Coxe, Managing Director of the General Partner
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons Sutter Hill Entrepreneurs Fund (QP), L.P. 94-3338941

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 37,265*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 37,265*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 37,265

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.2%

14.	Type of Reporting Person (See Instructions) PN

* See Note 4 on Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL  60606.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 4.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Tench Coxe, Managing Director of the General Partner
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons David L. Anderson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 229,985*

	8.	Shared Voting Power 2,777,745**

	9.	Sole Dispositive Power 229,985*

	10.	Shared Dispositive Power 2,777,745**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,007,730

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 18.2%

14.	Type of Reporting Person (See Instructions) IN

* See Note 5 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL  60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.  In connection with this distribution, the Reporting Person received 3,822 shares of Common Stock and 1,412 shares of Series Preferred B Stock.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 5.

(c)  The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for David L. Anderson
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons G. Leonard Baker, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 254,182*

	8.	Shared Voting Power 2,777,745**

	9.	Sole Dispositive Power 254,182*

	10.	Shared Dispositive Power 2,777,745**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,031,927

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 18.3%

14.	Type of Reporting Person (See Instructions) IN

* See Note 6 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL  60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.  In connection with this distribution, the Reporting Person received 11,329 shares of Common Stock and 4,187 shares of Series Preferred B Stock.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 6.

(c)  The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for G. Leonard Baker, Jr.
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons William H. Younger, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 287,554*

	8.	Shared Voting Power 2,777,745**

	9.	Sole Dispositive Power 287,554*

	10.	Shared Dispositive Power 2,777,745**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,065,299

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 18.5%

14.	Type of Reporting Person (See Instructions) IN

* See Note 7 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL  60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.  In connection with this distribution, the Reporting Person received 11,703 shares of Common Stock and 4,325 shares of Series Preferred B Stock.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 7.

(c)  The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for William H. Younger, Jr.
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons Tench Coxe

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 689,108*

	8.	Shared Voting Power 2,777,745**

	9.	Sole Dispositive Power 689,108*

	10.	Shared Dispositive Power 2,777,745**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,466,853

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 20.7%

14.	Type of Reporting Person (See Instructions) IN

* See Note 8 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL  60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.  In connection with this distribution, the Reporting Person received 48,094 shares of Common Stock and 17,773 shares of Series Preferred B Stock.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 8.

(b)  The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Tench Coxe
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons Gregory P. Sands

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 91,748*

	8.	Shared Voting Power 2,777,745**

	9.	Sole Dispositive Power 91,748*

	10.	Shared Dispositive Power 2,777,745**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,869,493

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 17.4%

14.	Type of Reporting Person (See Instructions) IN

* See Note 9 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL  60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.  In connection with this distribution, the Reporting Person received 15,316 shares of Common Stock and 5,660 shares of Series Preferred B Stock.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 9.

(c)  The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Gregory P. Sands
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons James C. Gaither

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 57,937*

	8.	Shared Voting Power 2,777,745**

	9.	Sole Dispositive Power 57,937*

	10.	Shared Dispositive Power 2,777,745**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,835,682

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 17.2%

14.	Type of Reporting Person (See Instructions) IN

* See Note 10 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL 60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.  In connection with this distribution, the Reporting Person received 7,314 shares of Common Stock and 2,703 shares of Series Preferred B Stock.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 10.

(c)  The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for James C. Gaither
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons James N. White

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 169,581*

	8.	Shared Voting Power 2,777,745**

	9.	Sole Dispositive Power 169,581*

	10.	Shared Dispositive Power 2,777,745**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,947,326

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 17.8%

14.	Type of Reporting Person (See Instructions) IN

* See Note 11 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL 60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.  In connection with this distribution, the Reporting Person received 41,314 shares of Common Stock and 15,268 shares of Series Preferred B Stock.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 11.

(c)The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for James N. White
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons Jeffrey W. Bird

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 126,074*

	8.	Shared Voting Power 2,777,745**

	9.	Sole Dispositive Power 126,074*

	10.	Shared Dispositive Power 2,777,745**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,903,819

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 17.6%

14.	Type of Reporting Person (See Instructions) IN

* See Note 12 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL 60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.  In connection with this distribution, the Reporting Person received 37,942 shares of Common Stock and 14,022 shares of Series Preferred B Stock.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 12.

(c) The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Jeffrey W. Bird
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons David E. Sweet

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 48,722*

	8.	Shared Voting Power 2,777,745**

	9.	Sole Dispositive Power 48,722*

	10.	Shared Dispositive Power 2,777,745**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,826,467

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 17.1%

14.	Type of Reporting Person (See Instructions) IN

* See Note 13 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL 60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.  In connection with this distribution, the Reporting Person received 3,802 shares of Common Stock and 1,405 shares of Series Preferred B Stock.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 13.

(c) The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for David E. Sweet
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons Andrew T. Sheehan

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 19,119*

	8.	Shared Voting Power 2,777,745**

	9.	Sole Dispositive Power 19,119*

	10.	Shared Dispositive Power 2,777,745**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,796,864

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 17.0%

14.	Type of Reporting Person (See Instructions) IN

* See Note 14 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL  60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.  In connection with this distribution, the Reporting Person received 7,350 shares of Common Stock and 2,717 shares of Series Preferred B Stock.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 14.

(c) The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Andrew T. Sheehan
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

CUSIP No. 577097108

1.	Names of Reporting Persons Michael L. Speiser

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 6,869*

	8.	Shared Voting Power 2,777,745**

	9.	Sole Dispositive Power 6,869*

	10.	Shared Dispositive Power 2,777,745**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,784,614

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 16.9%

14.	Type of Reporting Person (See Instructions) IN

* See Note 15 on Exhibit A.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P.  See Exhibit A.

Introductory Note:

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed as an amendment to the initial statement on Schedule 13D relating to the Common Stock, $0.01 par value per share, of Mattersight Corporation (formerly known as eLoyalty Corporation), a Delaware corporation (the “Issuer”), as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008 (the “Original Schedule 13D”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D.  The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Mattersight Corporation, a Delaware corporation (the “Issuer”), which has its principal place of business at 200 South Wacker, Suite 820, Chicago, IL  60606.

Item 4.	Purpose of Transaction

“Item 4.  Purpose of Transaction” of the Original Schedule 13D is hereby amended by adding the following to the end thereof:  As per the partnership agreement, every 4 years, there is a distribution of shares without consideration to the Managing Directors of the General Partner of Sutter Hill Ventures, A California Limited Partnership (the “Partnership”).  On November 30, 2011, the Partnership made such a distribution in the aggregate amount of 193,001 shares of Common Stock and 71,326 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Issuer to the Managing Directors of the General Partner.  In connection with this distribution, the Reporting Person received 5,015 shares of Common Stock and 1,854 shares of Series Preferred B Stock.

Item 5.	Interest in Securities of the Issuer

(a)  — (b)  The responses to Items 7 — 13 of the cover page of the Schedule are incorporated herein by reference.  Please also see Exhibit A Note 15.

(c) The information included in Item 4 of this Amendment No. 1 is incorporated herein by reference.

(d)  The Reporting Person knows of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by such Reporting Person.

(e)  Not applicable

Item 7.	Material to be Filed as Exhibits
1. Exhibit A.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 1, 2011
Date
/s/ Robert Yin
Signature
Robert Yin, Attorney-in-fact for Michael L. Speiser
Name/Title

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

EXHIBIT A TO SCHEDULE 13D - MATTERSIGHT CORPORATION

	Aggregate Number of
	Shares Beneficially Owned				% of
Name of Reporting Person	Individual		Aggregate		Total Shares

Sutter Hill Ventures, A California Limited Partnership	2,725,773	Note 2			16.6%

Sutter Hill Entrepreneurs Fund (AI), L.P.	14,707	Note 3			0.1%

Sutter Hill Entrepreneurs Fund (QP), L.P.	37,265	Note 4			0.2%

Total of Sutter Hill Funds	2,777,745

David L. Anderson	229,985	Note 5			1.5%
			3,007,730	Note 1	18.2%

G. Leonard Baker, Jr.	254,182	Note 6			1.6%
			3,031,927	Note 1	18.3%

William H. Younger, Jr.	287,554	Note 7			1.8%
			3,065,299	Note 1	18.5%

Tench Coxe	689,108	Note 8			4.3%
			3,466,853	Note 1	20.7%

Gregory P. Sands	91,748	Note 9			0.6%
			2,869,493	Note 1	17.4%

James C. Gaither	57,937	Note 10			0.4%
			2,835,682	Note 1	17.2%

James N. White	169,581	Note 11			1.1%
			2,947,326	Note 1	17.8%

Jeffrey W. Bird	126,074	Note 12			0.8%
			2,903,819	Note 1	17.6%

David E. Sweet	48,722	Note 13			0.3%
			2,826,467	Note 1	17.1%

Andrew T. Sheehan	19,119	Note 14			0.1%
			2,796,864	Note 1	17.0%

Michael L. Speiser	6,869	Note 15			0.0%
			2,784,614	Note 1	16.9%

Note 1:  Includes individual shares plus all shares held by the following partnerships in which the reporting person is a Managing Director of the General Partner: Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P. The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest therein.

Note 2: Includes 735,514 shares of Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock.

Note 3:  Includes 8,854 shares of Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock.

Note 4:  Includes 22,418 shares of Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock.

Note 5:  Includes 28,155 shares (of which 5,150 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The Anderson Living Trust of which the reporting person is the trustee, 114,762 shares (of which 42,309 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held by Acrux Partners, LP, of which the reporting person is the trustee of a trust which is the General Partner, 69,409 shares (of which 28,020 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held by Anvest, L.P. of which the reporting person is the trustee of a trust which is the General Partner and 17,659 shares (of which 4,559 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held by a retirement trust for the benefit of the reporting person. The reporting person disclaims beneficial ownership of the living trust’s and the partnerships’ shares except as to the reporting person’s pecuniary interest therein.

Note 6:  Includes 109,241 shares (of which 24,109 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The Baker Revocable Trust of which the reporting person is a trustee and 144,941 shares (of which 59,103 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held by Saunders Holdings, L.P. of which the reporting person is a trustee of a trust which is the General Partner. The reporting person disclaims beneficial ownership of the revocable trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 7:  Includes 256,946 shares (of which 88,267 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The William H. Younger, Jr. Revocable Trust of which the reporting person is the trustee, 19,759 shares held by a retirement trust for the benefit of the reporting person and 10,849 shares held by Yovest, L.P. of which the reporting person is the trustee of a trust which is the General Partner. The reporting person disclaims beneficial ownership of the revocable trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 8:  Includes 338,984 shares (of which 165,983 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The Coxe Revocable Trust of which the reporting person is a trustee, 237,033 shares held by Rooster Partners, LP of which the reporting person is a trustee of a trust which is the General Partner, 108,197 shares of director’s options which will be vested and exercisable within 60 days of November 30, 2011, and 4,894 shares which were granted in lieu of Board of Directors fee payments. The reporting person disclaims beneficial ownership of the revocable trust’s, the partnership’s and the director’s options and compensation shares except as to the reporting person’s pecuniary interest therein. The reporting person shares pecuniary interest in the director’s options and compensation shares with other individuals pursuant to a contractual relationship.

Note 9:  Includes 84,071 shares (of which 27,399 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in the Gregory P. and Sarah J.D. Sands Trust Agreement of which the reporting person is a trustee, 6,697 shares held in the Gregory P. Sands Charitable Remainder Unitrust of which the reporting person is the trustee and 980 shares held by a Roth IRA for the benefit of the reporting person. The reporting person disclaims beneficial ownership of the trust agreement’s and the unitrust’s shares except as to the reporting person’s pecuniary interest therein.

Note 10: Includes 11,763 shares (of which 10,092 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) owned by the reporting person individually, 44,389 shares (of which 7,663 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The Gaither Revocable Trust of which the reporting person is the trustee, and 1,785 shares held by Tallack Partners, L.P. of which the reporting person is the General Partner. The reporting person disclaims beneficial ownership of the revocable trust’s and partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 11: Includes 164,607 shares (of which 48,979 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The White Family Trust of which the reporting person is a trustee and 4,974 shares held by a retirement trust for the benefit of the reporting person. The reporting person disclaims beneficial ownership of the family trust’s shares except as to the reporting person’s pecuniary interest therein.

Note 12: Includes 126,074 shares (of which 31,847 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in the Jeffrey W. and Christina R. Bird Trust Agreement of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the trust agreement’s shares except as to the reporting person’s pecuniary interest therein.

Note 13: Includes 41,059 shares (of which 16,660 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock) held in The David and Robin Sweet Living Trust of which the reporting person is a trustee and 7,663 shares held by a retirement trust for the benefit of the reporting person. The reporting person disclaims beneficial ownership of the living trust’s shares except as to the reporting person’s pecuniary interest therein.

Note 14: Includes 19,119 shares (of which 2,717 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock)  held in the Sheehan 2003 Trust of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the trust’s shares except as to the reporting person’s pecuniary interest therein.

Note 15:  Includes 6,869 shares (of which 1,854 shares are Series B Preferred Stock that are currently convertible on a one-for-one basis into shares of Common Stock)  held in the Speiser Trust Agreement of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the trust agreement’s shares except as to the reporting person’s pecuniary interest therein.